April 15, 2002

Securities and Exchange Commission

450 West Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We hereby consent to the inclusion of our Report of Independent Certified Public Accountants for Westsphere Asset Corporation Form 10-KSB, dated April 10, 2002, as of December 31, 2001 and 2000 and the years then ended.

/s/ Miller and McCollom

MILLER AND MCCOLLOM